EXHIBIT 3.1

STOCK PURCHASE AGREEMENT

by and among

Boxlight Corporation

a Nevada Corporation

Qwizdom, Inc.

a Washington corporation

Qwizdom UK Limited

A corporation organized under the laws of Northern Ireland

and

Darin Beamish and Silvia Beamish

June 22, 2018

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (the “Agreement”) is entered into and effective as of the 22nd day of June 2018 by and among Boxlight Corporation, a Nevada Corporation (“Boxlight” or the “Purchaser”); Qwizdom, Inc., a Washington corporation (“Qwizdom USA”); Qwizdom UK Limited, a corporation organized under the laws of Northern Ireland (“Qwizdom UK”); Darin Beamish, an individual (“D. Beamish”) and Silvia Beamish, an individual (“S. Beamish”).

Qwizdom USA and Qwizdom UK are hereinafter sometimes individually referred to as a “Company” and collectively, as the “Companies.” D. Beamish and S. Beamish are hereinafter sometimes individually referred to a “Shareholder” and collectively, as the “Shareholders.” The Purchaser, the Companies and the Shareholders are sometimes collectively referred to as the “Parties” and each, a “Party”.

W I T N E S S E T H:

WHEREAS, Shareholders own 100% of the issued and outstanding common stock of Qwizdom USA (the “Subject Shares”) and Qwizdom USA owns 100% of the issued and outstanding capital stock of Qwizdom UK; and

WHEREAS, Shareholders wish to sell to Purchaser, and Purchaser wishes to acquire from Shareholders, the Subject Shares, subject to the terms and conditions set forth herein; and

WHEREAS, the Parties previously entered into that certain letter of intent, dated as of March 31, 2018 and duly executed on April 1, 2018 (the “Letter of Intent”), and the Parties desire to terminate and replace that Letter of Intent in its entirety with this Agreement and the ancillary agreements contemplated hereby; and

WHEREAS, the Purchaser believes that it is in its best interests to acquire 100% of the Subject Shares as a result of which the Companies become wholly-owned subsidiaries of Purchaser upon the Closing Date (as defined below); and

WHEREAS, it is in the best interests of the Parties following the Closing Date to have D. Beamish continue to serve as President of the Companies, as stipulated in the D. Beamish Employment Agreement; and

WHEREAS, the Shareholders believe it is in their best interests to sell the Subject Shares to the Purchaser in exchange for the “Purchase Price” (hereinafter defined), all upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1. Acquisition of Subject Shares and Related Assets.

(a) Subject Shares. On the Closing Date, Purchaser shall acquire from Shareholders 100% of the Subject Shares of the Companies.

(b) The Assets. The Companies own or lease all assets and properties used in or necessary to conduct the business of the Companies as presently conducted and as defined in Annex 1 hereto (the “Business”), including, without limitation: (i) all cash, (ii) all accounts receivable, (iii) all inventories of raw materials, work in process and finished good, (iv) all personal property and other fixed assets; (v) all fixtures and furniture used in the Business, (vi) all books, records, mailing lists, customer lists, advertising and promotional materials, digital advertising, programmatic advertising, native advertising, networks, distribution, servers, exchange, proprietary technology, intellectual property, equipment maintenance records, and all other documents used relating to the Business (whether in hard copy or electronic form); (vii) all names, marks, trade names, distribution rights, and all computers and related software, websites, office equipment, and office supplies used by the Companies in the Business; (viii) all phone systems and any other technological equipment used by the Business; (ix) the trade name “Qwizdom” and associated goodwill; (x) all copyrights, patents, trademarks, trade secrets, telephone numbers, including “Qwizdom Q2”, “Qwizdom Q3”, “Qwizdom Q4”, and “Qwizdom Q5”; (xi) all internet domains used in the Business, including but not limited to www.qwizdom.com and all variants used in the Business; (xii) all social media accounts, including, without limitation, Facebook, Google Plus, LinkedIn, Twitter and YouTube and any and all similar accounts, used in the Business; and (xiii) other intellectual property and associated goodwill of the Business (collectively, the “Assets”). Except as otherwise provided in this Agreement, all of the Assets are owned by the Companies, free and clear of any security interests, mortgages or other encumbrances. In the event and to the extent that any of the Assets are owned or leased by either or both of the Shareholders, the Shareholders shall convey such Assets to the Companies for no additional consideration prior to the Closing Date.

(c) Certain Definitions. Unless otherwise defined in the body of this Agreement, when used herein, all capitalized terms shall have the meaning as is defined in Annex 1 annexed hereto and made a part hereof, each of which definitions are hereby incorporated into and made a part of this Agreement by reference.

2. Purchase Price. Subject to the terms and conditions set forth herein, at the Closing (as defined below), Shareholders shall sell, transfer and assign to Purchaser, and Purchaser shall acquire from the Shareholders, all of Shareholders’ right, title and interest in and to the Subject Shares for aggregate consideration equal to as much as Two Million Four Hundred and Seventy Six Thousand ($2,476,000) Dollars (the “Purchase Price”). The Purchase Price shall be subject to post-closing adjustments, as set forth in Section 3 below. The Purchase Price shall be allocated among the Shareholders in proportion to their respective ownership of the Subject Shares or as otherwise directed in writing by both Shareholders prior to the Closing Date (as defined below). The Purchase Price shall be payable as follows:

(a) Cash Payment. On the Closing Date (as defined below), Purchaser shall pay the Shareholders in cash the sum of Four Hundred and Ten Thousand ($410,000) Dollars (the “Closing Cash Payment”).

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(b) Purchase Notes. On the Closing Date, in addition to the Closing Cash Payment and the shares of Class A Common Stock (as defined below), the Purchaser shall issue to the Shareholders, the Purchaser’s promissory notes in aggregate of Six Hundred and Fifty Six Thousand ($656,000) Dollars in principal amount; which promissory notes shall (i) mature in three (3) years and carry an eight percent (8%) interest rate per annum; (ii) be payable in twelve (12) equal quarterly installments of principal plus accrued interest, (iii) be subject to mandatory prepayment out of the net proceeds, if any, received by Boxlight in connection with a debt or equity financing of $10,000,000 or more, and (iv) be in the form of the promissory note annexed hereto as Exhib A and made a part hereof (collectively, the “Purchase Notes”).

(c) Boxlight Class A Common Stock. On the Closing Date, Purchaser shall issue to the Shareholders an aggregate of One Hundred and Forty Two Thousand, Eight Hundred and Fifty Seven (142,857) shares of Class A voting common stock, $0.0001 par value per share, of Purchaser (the “Class A Common Stock”); such number of shares of Class A Common Stock being valued by the parties at One Million ($1,000,000) Dollars, based on an agreed upon per share price of $7.00. Stock certificates evidencing the applicable number of shares of Boxlight Class A Common Stock issuable to the Shareholders shall be delivered to the Shareholders within ten (10) Business Days following the Closing Date, or alternatively, shall be electronically issued with the Depository Trust Company and reflected on the books and records of the Purchaser’s transfer agent. In addition, the Class A Common Stock shall be governed by a Registration Rights and Lock-Up/Leak-Out Agreement in the form of Exhibit B annexed hereto (the “Registration Rights Agreement”).

(d) The Earn-Out. Following the Closing Date, the Shareholders shall be entitled to receive an annual payment, to be made within 90 days following the end of each of the three (3) calendar years ending December 31, 2018, December 31, 2019 and December 31, 2020 (each an “Anniversary Year”) in an amount equal to sixteen and four-tenths (16.4%) percent of all consolidated net sales revenues in excess of Seven Hundred and Fifty Thousand ($750,000) Dollars that may be obtained by the Purchaser and its consolidated subsidiaries (including Boxlight, Inc. and the Companies) in any one or more of the three Anniversary Years from the sale of software (the “Earn-Out”); provided, that in no event shall the aggregate amount of the Earn-Out Payments payable to the Shareholders in respect of such three Anniversary Years exceed the sum of Four Hundred and Ten Thousand ($410,000) Dollars in aggregate. The Earn-Out and the payment obligations under this Section 2(d) shall be subject at all times to the provisions of Section 3 below of this Agreement.

3. Conversion of Earn-Out to Additional Purchase Notes.

(a) In the event that, during any one of the Anniversary Years, changes are required by Boxlight to its sale or licensing strategy to market software to original equipment manufacturers (“OEMs”) that could reasonably be expected to limit the ability of the Shareholders to achieve the Earn-Out goals, then and only in such event, unless otherwise approved in advance by D. Beamish, the entire then unpaid amount of the potential Earn-Out will convert to notes payable on the same terms and payment schedule as the Purchase Notes described in Section 2(b) above (the “Additional Purchase Notes”). For the avoidance of doubt, changes required by the Purchaser that would trigger the conversion of the Earn-Out to Additional Purchase Notes would generally be limited to: (i) forcing non-renewal of any partner contract for reasons other than non-payment, (ii) forcing a cost increase on OEM licenses in excess of 20% at agreement renewal for any partner, (iii) removing key features from the OEM products or restricting key features from the OEM products so that OEM partners do not have access to such features while Boxlight does, (iv) restricting the ability to support partners in reasonable ways, such as not allowing the Shareholders or other members of the Companies staff to attend major tradeshows or bid shootouts in the United States or the United Kingdom in order to assist partners in promoting and selling the OEM products, unless such expenses exceed the expenses for such activities that were incurred in 2017 by more than 10%, or there is a company-wide communicated restriction on travel due to financial constraints, (v) not allowing key features from the existing road-map to be developed or included into release products available to OEM partners, unless such inclusion would violate a patent or otherwise be illegal or the cost of doing so cannot be handled within the development budget or is determined to be higher than the potential added OEM software revenue to be gained from such inclusion, or (vi) the Companies’ OEM development budget is reduced by more than 10% from the development budget for OEM products in 2017, unless such budget reduction is done based on a broad cost cutting effort across the entire organization and a similar reduction is placed on all other software/online product development.

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4. Condition to Closing; Closing and Closing Date.

(a) Required Financial Statements. Notwithstanding anything to the contrary, express or implied, contained in this Agreement, the Parties hereto expressly acknowledge and agree that the obligations of the Purchaser to purchase the Subject Shares are, expressly made subject to Purchaser’s receipt within 60 days of Closing, or as soon thereafter as is practicable, of the audited financial statements of the Companies as at December 31, 2016 and December 31, 2017, including the balance sheets, statements of operations and statements of cash flows (the ‘Required Financial Statements”); which Required Financial Statements for Qwizdom USA shall have been audited in accordance with generally accepted accounting principles (“GAAP”) and for Qwizdom UK shall have been audited in accordance with GAAP or International Financial Reporting Standards (“IFRS”), each case, by an independent accounting firm that is (i) acceptable to Purchaser, and (ii) qualified under the Public Company Accounting Oversight Board (“PBAOC”). The costs of such audit of the Required Financial Statements shall be borne by the Purchaser. The Companies and the Shareholders shall fully cooperate with the Purchaser and such auditor to provide all necessary financial information to facilitate completion of such audits as soon as practicable.

(b) Closing and Closing Date. Subject to the terms and conditions contained in this Agreement, the purchase and sale of the Subject Shares contemplated hereby shall take place immediately after the closing conditions set forth in this Agreement are satisfied, but in no event later than ten (10) Business Days following completion of the audit of the Required Financial Statements (the “Closing”). The Closing may be conducted electronically or in person at the office of CKR Law, LLP, 1330 Avenue of the Americas, New York, New York 10019 on a date (the “Closing Date”) mutually agreed upon by the Parties; provided, however, in no event shall the Closing and the Closing Date occur later than June 30, 2018 (the “Outside Closing Date”), unless otherwise agreed to by the Shareholders and Boxlight.

5. Closing Deliverables.

(a) Shareholders’ Deliverables. At the Closing, Shareholders shall deliver to Purchaser:

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(i) a certificate or certificates evidencing the Subject Shares, free and clear of all liens, security interests, pledges, charges over shares or encumbrances, duly endorsed in blank or accompanied by powers or other instruments of transfer duly executed in blank, with the signatures of the Shareholders appropriately notarized;

(ii) the Registration Rights Agreement;

(iii) three year employment agreements between each of D. Beamish and Dermot Sweeney (“Sweeney”) with the Companies and Purchaser, in the form of Exhibit C annexed hereto and made a part hereof (the “Employment Agreements”), duly executed by D. Beamish and Sweeney (the “Companies Executive Officers”); and

(iv) such other documents, certificates and instruments required to be delivered pursuant to this Agreement on or prior to the Closing.

(b) Purchaser’s Deliverables. At the Closing, Purchaser shall deliver to Shareholders:

(i) certificates evidencing the applicable number of Class A Common Stock or written acknowledgements that such shares of Class A Common Stock have been or will be DTC eligible and made available on the transfer agents records;

(ii) the Closing Cash Payment;

(iii) the Purchase Notes;

(iv) the Registration Rights Agreement;

(v) the Employment Agreements, duly executed by the Purchaser and the Companies; and

(vi) such other documents, certificates and instruments required to be delivered pursuant to this Agreement on or prior to the Closing.

6. Closing Conditions.

(a) Shareholders’ Conditions. The obligation of Shareholders to sell, transfer and assign the Subject Shares to Purchaser hereunder is subject to the satisfaction of the following conditions as of the Closing:

(i) the representations and warranties of Purchaser in Section 8 shall be true and correct in all material respects on and as of the Closing Date with the same effect as though made at and as of such date;

(ii) Purchaser shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date;

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(iii) Purchaser shall have obtained any and all consents, Permits, approvals, registrations and waivers necessary or appropriate for consummation of the transactions contemplated herein;

(iv) Shareholders will receive certificates, dated the Closing Date and signed by a duly authorized officer of Purchaser, that each of the conditions set forth in this Section 6(a) have been satisfied after results of the required audit.

(v) Shareholders shall have received from the Companies and the Purchaser copies of the duly executed Employment Agreement.

(vi) Purchaser shall have (A) notified in writing Matthew Owing that his base salary will be increased to up to $120,000 per annum, (B) reserved for future issuance up to 100,000 shares of Boxlight Class A Common Stock for issuance to designated Qwizdom employees (excluding the Shareholders and Sweeney), and (C) provided to the Shareholders written evidence of the foregoing.

(b) Purchaser’s Conditions. The obligation of Purchaser to purchase the Subject Shares from Shareholders is subject to the satisfaction of the following conditions as of the Closing:

(i) the representations and warranties of Shareholders and the Companies in Section 7 shall be true and correct in all material respects on and as of the Closing Date with the same effect as though made at and as of such date;

(ii) the Shareholders shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by Shareholders prior to or on the Closing Date;

(iii) the Shareholders shall have obtained any and all consents, Permits, approvals, registrations and waivers necessary or appropriate for consummation of the transactions contemplated herein with respect to the transactions contemplated hereby; and

(iv) Purchaser shall have received the executed Employment Agreements and the Registration Rights Agreements executed by the Shareholders.

(v) Purchaser shall have received a certificate, dated the Closing Date and signed by Shareholders, that each of the conditions set forth in this Section 6(b) have been satisfied.

7. Representations and Warranties of Shareholders and the Companies. Shareholders and the Companies hereby jointly and severally represent and warrant to Purchaser as follows (such representations are subject to modification as disclosed in the Schedules to this Section 7):

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(a) Organization. The Companies are corporations duly organized, validly existing and in good standing under the laws of the State of Washington and Northern Ireland, respectively, and each has full corporate power and authority to own, operate or lease the properties and Assets now owned, operated or leased by it and to carry on its Business as it has been and is currently conducted. All corporate actions taken by the Companies in connection with this Agreement and the will be duly authorized on or prior to the Closing. Neither of the Companies is in violation of any of the provisions of their respective articles of incorporation, by-laws or other organizational or charter documents, including, but not limited to the Governing Documents (as defined below). Each of the Companies is duly qualified to conduct business and is in good standing as a foreign corporation in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not result in a direct and/or indirect (i) material adverse effect on the legality, validity or enforceability of any of the Subject Shares and/or this Agreement, (ii) Material Adverse Effect on the results of operations, assets, business, condition (financial and other) or prospects of the Companies, taken as a whole, or (iii) a Material Adverse Effect on the Companies’ ability to perform in any material respect on a timely basis its obligations under the Transaction Documents.

(b) Power and Authority. Each of the Shareholders has all requisite power and authority to execute and deliver this Agreement, to carry out his and her obligations hereunder, and to consummate the transactions contemplated hereby. Each of the Shareholders has obtained all necessary approvals for the execution and delivery of this Agreement, the performance of his and her obligations hereunder, and the consummation of the transactions contemplated hereby and by the Exhibits hereto (collectively, the “Transaction Documents”). This Agreement and the other Tranasction Documents have each been duly executed and delivered by Shareholders and (assuming due authorization, execution and delivery by Purchaser) constitutes the Shareholders’ legal, valid and binding obligation, enforceable against the Shareholders in accordance with its terms.

(c) Ownership and Capitalization. The Shareholders are the sole record and beneficial owner of the Subject Shares. The Subject Shares represent 100% of the issued and outstanding shares of common stock and share capital of each of the Companies and there are no options, warrants, convertible securities or other instruments pursuant to which either of the Companies may be obligated to issue securities to any person. The ownership of the Subject Shares by each of the Shareholders is set forth on Schedule 7(c) annexed hereto.

(d) Governing Documents. Each of the Shareholders has furnished Purchaser with a true copy of the Companies’ articles or certificate of incorporation, articles of associate and bylaws or memorandum of association, as applicable, and all amendments thereto (collectively, the “Governing Documents”).

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(e) Validity of Subject Shares. The Subject Shares have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by Shareholders, free and clear of all liens, pledges, security interests, charges, claims, encumbrances, agreements, options, voting trusts, proxies and other arrangements or restrictions of any kind. Upon consummation of the transactions contemplated by this Agreement, Purchaser shall own the Subject Shares, free and clear of all encumbrances. The Subject Shares were issued in compliance with applicable laws. None of the Subject Shares were issued in violation of any agreement, arrangement or commitment to which Shareholders or the Companies are a party or is subject to or in violation of any preemptive or similar rights of any person. There are no outstanding options, warrants, convertible securities or other instruments or rights obligating the Shareholders or the Companies to issue any securities of the Companies to any other person.

(f) Indebtedness. As at the Closing Date, the Companies will have no Indebtedness, except as set forth on Schedule 7(f) annexed hereto. For the purposes of this Agreement, “Indebtedness” means without duplication and with respect to the Companies, all (i) indebtedness for borrowed money; (ii) obligations for the deferred purchase price of property or services, (iii) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (iv) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (v) capital lease obligations; (vi) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions; (vii) guarantees made by the Companies on behalf of any third-party in respect of obligations of the kind referred to in the foregoing clauses (i) through (vi); and (viii) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (i) through (vii).

(g) No Conflict. The execution, delivery and performance by Shareholders and the Companies of this Agreement does not conflict with, violate or result in the breach of, or create any encumbrance on the Subject Shares pursuant to, any agreement, instrument, order, judgment, decree, law or governmental regulation to which any of Shareholders or the Companies are a party or is subject or by which the Subject Shares are bound.

(h) No Consents or Approvals. No governmental, administrative or other third-party consents or approvals are required by or with respect to Shareholders or the Companies in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

(i) No Actions. There are no actions, suits, claims, investigations or other legal proceedings pending or, to the knowledge of Shareholders, threatened against or by Shareholders or the Companies that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

(j) Financial Statements. The Financial Statements furnished by the Companies to the Purchaser have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the period involved, subject to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Required Financial Statements). The Financial Statements are based on the books and records of the Companies, and fairly present in all material respects the financial condition of the Companies as of the respective dates they were prepared and the results of the operations of the Companies for the periods indicated. The Financial States are capable of being audited by a PBAOC qualified auditor. For the purposes of this Agreement, the term “Financial Statements” shall mean the Companies’ balance sheet and related statement of operations for the fiscal year ended December 31, 2016 and the fiscal year ended December 31, 2017 as delivered to Purchaser.

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(k) Liabilities. The Companies have no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), except (i) those which are adequately reflected or reserved against in the Financial Statements, and (ii) those which have been incurred in the ordinary course of business consistent with past practice since the date of the latest Financial Statements and which are not, individually or in the aggregate, material in amount. Schedule 7(k) hereto lists all liabilities in excess of $25,000 that have been incurred by the Companies since January 1, 2018.

(l) Absence of Certain Changes. Since the date of the most recent Financial Statements, there has been no material adverse change with respect to the Companies, its assets, financial condition, or results of operation, including without limitation, its relationships with customers and suppliers, except for changes reflected in the Financial Statements. Specifically, since January 1, 2018:

(i) except for content, equipment or inventory acquired in the Ordinary Course of Business, made any material acquisition of all or any part of the assets, properties, capital stock or business of any other Persons or made any commitments to do any of the foregoing;

(ii) except in the Ordinary Course of Business, made any material sale, assignment, transfer or exclusive license of any of its products or Intellectual Property;

(iii) except in the Ordinary Course of Business, entered into or agreed to enter into any Material Agreement, or materially amended, or agreed to materially amend any Material Agreement, in each case to which it is a party or to which it or its assets or properties related to the Business are bound or subject;

(iv) agreed to make any payment or commitment to pay severance or termination pay to any of its officers, directors, employees, consultants, agents or other representatives, which payment has not yet been made;

(v) terminated or agreed to terminate, or failed to renew, or received any written threat (that was not subsequently withdrawn) to terminate or fail to renew, any Material Agreement that is or was material to its assets, properties, business, operations or condition (financial or otherwise) relating to the Business;

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(vi) suffered or incurred any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the assets, properties, business, operations, condition (financial or otherwise) or prospects of the Business;

(vii) established or increased any bonus, commission, insurance, retention, deferred compensation, pension, retirement, profit sharing, stock option (including the granting of stock options, performance awards or restricted stock awards) or other employee benefit plan or arrangement;

(viii) entered into any employment or severance agreement with any current or former employee providing services with respect to the Business;

(ix) failed to make any material payment to any creditor of the Business as they have become due and payable unless such payment was subsequently made; or

(x) authorized, committed or agreed to take, any of the foregoing actions.

(m) Accounts Receivable and Inventory. All accounts receivable of the Companies reflected in the Financial Statements represent, valid obligations arising from sales made or services performed by the Companies and its subsidiaries, in the ordinary course of business. All of the Companies’ inventory consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established.

(n) Environmental Law Compliance. The Companies have not violated any Environmental Law and the Companies have complied in all material respects with all Environmental Laws, including without limitation Environmental Laws related to the discharge, possession, management, processing, or handling of any Hazardous Materials. For the purposes of this Agreement, “Environmental Law” means any applicable law or governmental order: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. For the purposes of this Agreement, “Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under any Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

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(o) Sufficiency of Assets. The buildings, offices, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Companies, together with all other properties and assets of the Companies, are sufficient for the continued conduct of the Companies’ Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of the Companies as currently conducted.

(p) Employees. The Companies have furnished to Purchaser a true, complete and correct list of the Companies’ employees (including agents and consultants, including any leased employees, rendering services to the Companies in any capacity) and their rates of compensation, respective earned but unused vacation time, sick time, dates of hire, and other related employee data, all as of the date of this Agreement. To the best of Shareholders’ knowledge there is no threatened employee strike, work stoppage, or labor dispute pertaining to such employees. No union representation question exists respecting any employees of the Companies. No collective bargaining agreement, labor contract, letter of understanding, or contract with any labor union or labor organization exists or is currently being negotiated by the Companies in relation to such employees, nor has any demand been made for recognition by a labor organization by or with respect to such employees, no union organizing activities by or with respect to such employees are taking place, and none of the employees are represented by any labor union or organization. There is no pending, or to the best of Shareholders’ knowledge, threatened EEOC charges, Occupational Safety and Health Act complaints, Department of Labor complaints, lawsuit, or unfair labor practice claims related to the employees.

(q) Customers. The Companies have not received any notice, and has no reason to believe, that any of its material customers has ceased, or intends to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce its relationship with the Companies. Schedule 7(q) hereto lists all customers of the Companies that represented 5% or more of net revenues for the year ended December 31, 2017.

(r) Suppliers. The Companies have not received any notice, and has no reason to believe, that any of its material vendors or suppliers has ceased, or intends to cease after the Closing, to sell products or services to he Companies or to otherwise terminate or materially reduce its relationship with the Companies. Schedule 7(r) hereto lists all vendors and suppliers of the Companies that represented 5% or more of net revenues for the year ended December 31, 2017.

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(s) Intellectual Property. The Shareholders have furnished to Purchaser on Schedule 7(s) a complete and accurate list of all material “Intellectual Property” (as that term is defined on Annex 1 to this Agreement), which is owned, licensed, leased or otherwise used by the Companies in connection with the Business. As set forth on Schedule 7(t), the Companies have furnished to Purchaser a complete and accurate list of all Material Agreements to which either or both of the Companies is a party or otherwise bound (i) granting or obtaining any right to use or practice any rights under any Intellectual Property outside the Ordinary Course of Business or (ii) restricting the rights of the Companies to use any Intellectual Property outside the Ordinary Course of Business, including license agreements, development agreements, distribution agreements, settlement agreements, consent to use agreements, and covenants not to sue (collectively, the “License Agreements”). The License Agreements are valid and binding obligations of all parties thereto, enforceable in accordance with their terms, and, to the Knowledge of the Companies, there exists no event or condition which will result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default by any party under any such License Agreement other than as would not reasonably be expected to have a Material Adverse Effect on the Companies. The Companies have not licensed or sublicensed its rights in any Intellectual Property outside the Ordinary Course of Business other than pursuant to the License Agreements. Except as set forth on Schedule 7(s) or as would not reasonably be expected to have a Material Adverse Effect on the Companies. The Companies own, or have a valid right or license to use, free and clear of all encumbrances, all of the Intellectual Property. To the Knowledge of the Shareholders, the Companies is listed in the records of the appropriate United States, state, or foreign registry as the sole current owner of record for each application and registration relating to Intellectual Property owned by the Companies that has been filed or issued with respect to such Intellectual Property. The Intellectual Property owned or licensed by the Companies, and any Intellectual Property used by the Companies, is subsisting, in full force and effect, has not been cancelled, expired, or abandoned, and is valid and enforceable. There are no pending or, to the Knowledge of the Shareholders threatened, claim or Legal Proceeding before any court, agency, arbitral tribunal, or registration authority in any jurisdiction (A) involving the Intellectual Property owned by the Companies, or, to the Knowledge of the Companies, the Intellectual Property licensed to the Companies, (B) alleging that the activities or the conduct of the Business do, or will, infringe upon, violate or constitute the unauthorized use of the Intellectual Property rights of any third party or (C) challenging the ownership, use, validity, enforceability or registrability of any Intellectual Property owned by the Companies. To the Shareholders’ Knowledge, the conduct of the Business does not infringe upon (either directly or indirectly such as through contributory infringement or inducement to infringe) any Intellectual Property rights owned or controlled by any third party. Except for cease and desist and similar letters and notices sent or received by the Companies in the Ordinary Course of Business, to the Knowledge of the Companies, no third party is misappropriating, infringing, or violating any Intellectual Property owned or used by the Companies, and no such claims or other Legal Proceedings which have been brought against any third party by the Companies remain unresolved. The Companies have used reasonable commercial efforts to protect the confidentiality of its trade secrets. To the Knowledge of the Shareholders, no party to any non-disclosure agreement relating to its trade secrets is in breach or default thereof. The consummation of this Agreement and the transactions contemplated hereby will not result in the loss or impairment of the Companies’ right to own or use any of the Intellectual Property, nor will it require the Consent of any Governmental Body or third party in respect of any such Intellectual Property.

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(t) Material Agreements. Schedule 7(t) hereto lists all material contracts, agreements, plans, leases, policies, licenses and other arrangements necessary or desirable for the Companies to conduct it business in the ordinary course of business consistent with past practices (the “Material Agreements”). All such Material Agreements are in full force and effect and are enforceable in accordance with their respective terms. the Companies are not in material breach of or in default under, and, to the knowledge of Shareholders and the Companies, no other party to any such Material Agreement is in breach of or in default under any such Material Agreement, nor has any event occurred that, upon notice or the lapse of time, or both, would constitute such a breach or default.

(u) Taxes. All United Kingdom, federal, and state income tax returns and all other tax returns required to be filed by the Companies have been filed or provisions have been made therefore. All United Kingdom, federal, state, and local taxes and assessments including, without limitation, estimated tax payments, excise, VAT, unemployment, social security, occupation, franchise, property, sales and use taxes, and all penalties and interest in respect thereof now or heretofore due and payable by or with respect to the Companies or its business, have been paid. All international, federal, state, and local taxes required to be withheld by the Companies, including, without limitation, withholding taxes, social security, and any similar taxes, have been withheld and paid to the appropriate taxing authority as required by applicable law.

(v) Compliance with Laws; Permits. The Companies have complied, and is now complying in all material respects, with all laws applicable to it or its business, properties or assets. All permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from governmental authorities required for the Companies to conduct its business (“Permits”) have been obtained by the Companies and are valid and in full force and effect. All material fees and charges with respect to such Permits as of the date hereof have been paid in full. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit.

(w) Affiliated Obligations. Except as set forth on Schedule 7(w), there is no Indebtedness or other obligation owed by the Companies to any of the Shareholders, or any officer, director, manager, employee, consultant or other associated person, other than compensation payable in the Ordinary Course of Business.

(x) Certain Payments. Neither the Companies, nor, to the Knowledge of the Shareholders, any manager, officer, employee, agent or other Person associated with or acting for or on behalf of the Companies, has directly or indirectly:

(i) used any corporate funds (i) to make any unlawful political contribution or gift or for any other unlawful purpose relating to any political activity, (ii) to make any unlawful payment to any governmental official or employee or (iii) to establish or maintain any unlawful or unrecorded fund or account of any nature;

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(ii) made any false or fictitious entry, or intentionally failed to make any material entry that should have been made, in any of the books of account or other records of the Company;

(iii) made any payoff, influence payment, bribe, rebate, kickback or unlawful payment to any Person;

(iv) performed any material favor or given any material gift which was not deductible for federal income tax purposes, unless such favor or gift is reflected as an expense in the financial statements of the Company to the extent required;

(v) made any payment (whether or not lawful) to any Person, or provided (whether lawfully or unlawfully) any favor or anything of value (whether in the form of property or services, or in any other form) to any Person, for the purpose of obtaining or paying for (i) favorable treatment in securing business or (ii) any other special concession (but not including business gifts of non-material nature or business entertainment); or

(vi) agreed, committed, offered or attempted to take any of the actions described in clauses (a) through (e) above.

(z) Assets. The Companies have furnished to Holdings a complete and accurate list of all Material Assets, which are owned, licensed, leased or otherwise used by the Companies in connection with the Business as set forth on Schedule 7(y).

(aa) Accrued Expenses and Accounts Payable. The Companies have furnished to Purchaser a list of names and amounts owed by the Companies to each such account creditor as of December 31, 2017, to be set forth on Schedule 7(z). Except as otherwise disclosed on such list, none of such accounts payable and accrued expenses are overdue and require immediate payment and/or compromise.

(bb) Securities Law Exemptions. Each of the Shareholders acknowledges and agrees that the Class A Common Stock will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), and that the issuance of the Class A Common Stock by Purchaser to Shareholders is intended to be exempt from registration under the Securities Act pursuant to an exemption from registration thereunder, including without limitation Regulation D promulgated thereunder (“Regulation D”). The certificates representing the Class A Common Stock issued to Shareholders will include restrictive legends in substantially the following form:

“THIS SECURITY HAS BEEN ACQUIRED FOR INVESTMENT AND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS.”

“TRANSFER OF THESE SECURITIES IS PROHIBITED UNLESS A REGISTRATION STATEMENT UNDER THE SECURITIES ACT WITH RESPECT TO SUCH SECURITY SHALL THEN BE IN EFFECT AND SUCH TRANSFER HAS BEEN QUALIFIED UNDER ALL APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS, OR AN EXEMPTION THEREFROM SHALL BE AVAILABLE UNDER THE ACT AND SUCH LAWS.”

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(cc) Securities Law Acknowledgements. Shareholders acknowledges and agrees that (i) neither the U.S. Securities and Exchange Commission (the “SEC”), nor the securities regulatory agency of any state or other jurisdiction, has received, considered, or passed judgment upon the accuracy or adequacy of the information and representations made in this Agreement or otherwise with respect to Purchaser or any of its securities, including the Exchanged Shares; (ii) the Exchanged Shares constitute “restricted securities” and may not be transferred except in compliance with applicable federal and state securities laws; (iii) Shareholders is an “accredited investor” as defined under Rule 501 of Regulation D and has knowledge and experience in both business and financial matters sufficient to permit Shareholders to evaluate the risks and merits of making an investment in Purchaser and (iv) Purchaser has provided Shareholders with the opportunity to ask questions and receive answers from members of management of Purchaser and has received sufficient answers or information from Purchaser.

(dd) Brokers. Each of the Shareholders agree and acknowledge that no Person is entitled to a brokerage, finder’s or other consulting fee or commission from Shareholders in connection with the transaction contemplated by this Agreement.

(ee) No Reliance. Each of the Shareholders acknowledges and agrees that they are not relying on any other Person in any way to perform any due diligence on Boxlight.

(ff) Full Disclosure. No representation or warranty by Shareholders or the Companies in this Agreement and no statement contained in any certificate or other document furnished or to be furnished to Purchaser pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

(gg) No Additional Representations. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN SECTION 7 OF THIS AGREEMENT, THE Shareholders AND THE COMPANIES EACH EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF COMPANY OR ITS ASSETS, AND Shareholders AND COMPANY EACH SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE ASSETS OF COMPANY, OR ANY PART THEREOF, OR AS TO THE WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, IT BEING UNDERSTOOD THAT aLL ASSETS ARE BEING ACQUIRED “AS IS, WHERE IS” ON THE CLOSING DATE, AND IN THEIR PRESENT CONDITION, AND Purchaser SHALL RELY ON ITS OWN EXAMINATION AND INVESTIGATION THEREOF.

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8. Representation and Warranties of Purchaser.

(a) Organization, Good Standing and Qualification. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has full corporate power and authority to own and use its properties and its assets and conduct its business as currently conducted. The only subsidiaries of the Purchaser are Boxlight, Inc., a Washington corporation, and Cohurborate Ltd., a corporation organized under the laws of England and Wales (individually and collectively the “Subsidiary”). Each of the Purchaser and its Subsidiary is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation with the requisite corporate power and authority to own and use its properties and assets and to conduct its business as currently conducted. Neither the Purchaser, nor its Subsidiary is in violation of any of the provisions of their respective articles of incorporation, by-laws or other organizational or charter documents, including, but not limited to the Charter Documents (as defined below). Each of the Purchaser and its Subsidiary is duly qualified to conduct business and is in good standing as a foreign corporation in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not result in a direct and/or indirect (i Material Adverse Effect on the legality, validity or enforceability of any of the Securities and/or this Agreement, (ii) Material Adverse Effect on the results of operations, assets, business, condition (financial and other) or prospects of the Purchaser and its Subsidiary, taken as a whole, or (iii) Material Adverse Effect on the Purchaser’s ability to perform in any material respect on a timely basis its obligations under the Transaction Documents.

(b) Capitalization and Voting Rights. The authorized, issued and outstanding capital stock of the Purchaser is as set forth in Transaction Documents and all issued and outstanding shares of capital stock of the Purchaser are validly issued, fully paid and nonassessable. Except as set forth in Transaction Documents hereto, (i) there are no outstanding securities of the Purchaser or its Subsidiary which contain any preemptive, redemption or similar provisions, nor is any holder of securities of the Purchaser or the Subsidiary entitled to preemptive or similar rights arising out of any agreement or understanding with the Purchaser or the Subsidiary by virtue of any of the Transaction Documents, and there are no contracts, commitments, understandings or arrangements by which the Purchaser or its Subsidiary is or may become bound to redeem a security of the Purchaser or its Subsidiary; (ii) neither the Purchaser nor the Subsidiary has any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement; and (iii) except as set forth in Transaction Documents there are no outstanding options, warrants, agreements, convertible securities, preemptive rights or other rights to subscribe for or to purchase or acquire, any shares of capital stock of the Purchaser or the Subsidiary or contracts, commitments, understandings, or arrangements by which the Purchaser or the Subsidiary is or may become bound to issue any shares of capital stock of the Purchaser or the Subsidiary, or securities or rights convertible or exchangeable into shares of capital stock of the Purchaser or the Subsidiary. Except as set forth in Transaction Documents and as otherwise required by law, there are no restrictions upon the voting or transfer of any of the shares of capital stock of the Purchaser pursuant to the Purchaser’s Charter Documents (as defined below) or other governing documents or any agreement or other instruments to which the Purchaser is a party or by which the Purchaser is bound. All of the issued and outstanding shares of capital stock of the Purchaser are validly issued, fully paid and non-assessable and the shares of capital stock of the Subsidiary are owned by the Purchaser, free and clear of any Encumbrances. All of such outstanding capital stock has been issued in compliance with applicable federal and state securities laws. The issuance and sale of the Securities will not obligate the Purchaser to issue shares of Common Stock or other securities to any other person (other than the Investor) and except as set forth in Transaction Documents will not result in the adjustment of the exercise, conversion, exchange or reset price of any outstanding security. The Purchaser does not have outstanding stockholder purchase rights or “poison pill” or any similar arrangement in effect giving any person the right to purchase any equity interest in the Purchaser upon the occurrence of certain events.

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(c) Authorization; Enforceability. The Purchaser has all corporate right, power and authority to enter into, execute and deliver this Agreement and each other agreement, document, instrument and certificate to be executed by the Purchaser in connection with the consummation of the transactions contemplated hereby, including, but not limited to Transaction Documents and to perform fully its obligations hereunder and thereunder. All corporate action on the part of the Purchaser, its directors and stockholders necessary for the (a) authorization execution, delivery and performance of this Agreement and the Transaction Documents by the Purchaser; and (b) authorization, sale, issuance and delivery of the Class A Common Stock and the Purchase Notes (collectively, the “Boxlight Securities”) and the performance of the Purchaser’s obligations under this Agreement and the Transaction Documents has been taken. This Agreement and the Transaction Documents have been duly executed and delivered by the Purchaser and each constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its respective terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies, and to limitations of public policy. The Boxlight Securities is duly authorized and, when issued and paid for in accordance with the applicable Transaction Documents, will be duly and validly issued, fully paid and non-assessable, free and clear of all Encumbrances other than restrictions on transfer provided for in the Transaction Documents. The Shares, when issued and paid for in accordance with the terms of the Transaction Documents, will be validly issued, fully paid and non-assessable, free and clear of all Encumbrances imposed by the Purchaser other than restrictions on transfer provided for in the Transaction Documents. Except as set forth on Schedule 2.3 hereto, the issuance and sale of the Boxlight Securities contemplated hereby will not give rise to any preemptive rights or rights of first refusal on behalf of any person other than the Investors.

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(d) No Conflict; Governmental Consents.

(i) The execution and delivery by the Purchaser of this Agreement and the Transaction Documents, the issuance and sale of the Boxlight Securities and the consummation of the other transactions contemplated hereby or thereby do not and will not (i) result in the violation of any law, statute, rule, regulation, order, writ, injunction, judgment or decree of any court or governmental authority to or by which the Purchaser is bound including without limitation all foreign, federal, state and local laws applicable to its business and all such laws that affect the environment, except in each case as could not have or reasonably be expected to result in a Material Adverse Effect, (ii) conflict with or violate any provision of the Purchaser’s Articles of Incorporation (the “Articles”), as amended or the Bylaws, (and collectively with the Articles, the “Charter Documents”) of the Purchaser, and (iii) conflict with, or result in a material breach or violation of, any of the terms or provisions of, or constitute (with or without due notice or lapse of time or both) a default or give to others any rights of termination, amendment, acceleration or cancellation (with or without due notice, lapse of time or both) under any agreement, credit facility, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which the Purchaser or the Subsidiary is a party or by which any of them is bound or to which any of their respective properties or assets is subject, nor result in the creation or imposition of any Encumbrances upon any of the properties or assets of the Purchaser or the Subsidiary.

(ii) No approval by the holders of Common Stock, or other equity securities of the Purchaser is required to be obtained by the Purchaser in connection with the authorization, execution, delivery and performance of this Agreement and the other Transaction Documents or in connection with the authorization, issue and sale of the Boxlight Securities, except as has been previously obtained.

(iii) No consent, approval, authorization or other order of any governmental authority or any other person is required to be obtained by the Purchaser in connection with the authorization, execution, delivery and performance of this Agreement and the other Transaction Documents or in connection with the authorization, issue and sale of the Boxlight Securities, except such post-sale filings as may be required to be made with the SEC, FINRA and with any state or foreign blue sky or securities regulatory authority, all of which shall be made when required.

(e) Consents of Third Parties. No vote, approval or consent of any holder of capital stock of the Purchaser or any other third parties is required or necessary to be obtained by the Purchaser in connection with the authorization, execution, deliver and performance of this Agreement and the other Transaction Documents or in connection with the authorization, issue and sale of the Boxlight Securities, except as previously obtained, each of which is in full force and effect.

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(f) SEC Reports; Financial Statements. The Purchaser has (a) for the twenty-four (24) months preceding the April 2, 2018 filing with the SEC of Purchaser’s Form 10-K Annual Report for its fiscal year ended 2017 (the “2017 Form 10-K”) (or such shorter period as the Purchaser was required by law to file such reports) (i) disclosed all material information required to be publicly disclosed by it on Form 8-K, (ii) filed all reports on Form 10-Q and Form 10-K and (iii) filed all other reports (other than any Form 8-K) required to be filed by it under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, and (b) since the filing of the Form 10-K, the Purchaser has filed all reports required to be filed by it under the Securities Act and Exchange Act (the foregoing materials and reports being collectively referred to herein as the “SEC Reports,” and, together with Purchaser’s registration statement on Form S-1 declared effective by the SEC on August 29, 2017, and all post-effective amendments thereto, are herein collectively referred to as the “Disclosure Materials”) on a timely basis or has timely filed a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Purchaser included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved, except as may be otherwise specified in such financial statements or the footnotes thereto, and fairly present in all material respects the financial position of the Purchaser and its consolidated Subsidiary as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

(g) Licenses. The Purchaser and its Subsidiary have sufficient licenses, permits and other governmental authorizations currently required for the conduct of their respective businesses or ownership of properties and is in all material respects in compliance therewith.

(h) Litigation. The Purchaser knows of no pending or threatened legal or governmental proceedings against the Purchaser or the Subsidiary which could materially adversely affect the business, property, financial condition or operations of the Purchaser and its Subsidiary, taken as a whole, or which materially and adversely questions the validity of this Agreement or the other Transaction Documents or the right of the Purchaser to enter into this Agreement and the other Transaction Documents, or to perform its obligations hereunder and thereunder. Neither the Purchaser nor the Subsidiary is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality which could materially adversely affect the business, property, financial condition or operations of the Purchaser and its Subsidiary taken as a whole. There is no action, suit, proceeding or investigation by the Purchaser or the Subsidiary currently pending in any court or before any arbitrator or that the Purchaser or the Subsidiary intends to initiate. Neither the Purchaser nor the Subsidiary, nor any director or officer thereof, is or since the filing of the 2017 Form 10-K has been the subject of any action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. There has not been, and to the Purchaser’s knowledge, there is not pending or contemplated, any investigation by the SEC involving the Purchaser or any current or former director or officer of the Purchaser.

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(i) Compliance. Neither the Purchaser nor the Subsidiary: (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Purchaser or the Subsidiary under), nor has the Purchaser or the Subsidiary received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any judgment, decree or order of any court, arbitrator or other governmental authority or (iii) is or has been in violation of any statute, rule, ordinance or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws relating to taxes, environmental protection, occupational health and safety, product quality and safety and employment and labor matters, except in each case as could not have or reasonably be expected to result in a Material Adverse Effect.

(j) Regulatory Permits. The Purchaser and the Subsidiary possess all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses, except where the failure to possess such permits could not reasonably be expected to result in a Material Adverse Effect (“Material Permits”), and neither the Purchaser nor the Subsidiary has received any notice of proceedings relating to the revocation or modification of any Material Permit.

(k) Disclosure. The information set forth in the Transaction Documents as of the date hereof and as of the date of each Closing contains no untrue statement of a material fact nor omits to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

(l) Investment Company. The Purchaser is not an “investment company” within the meaning of such term under the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC thereunder.

(m) Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.

9. Certain Covenants.

(a) Operation of the Companies’ Business. From the date hereof , except as otherwise provided in this Agreement or consented to in writing by Purchaser (which consent shall not be unreasonably withheld or delayed), Shareholders shall, and shall cause the Companies to, (x) conduct the business of the Companies in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact the current organization and business of the Companies and to preserve the rights, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Companies.

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(b) Access to Information and Properties. From the date hereof Shareholders shall, and shall cause the Companies to, (a) afford Purchaser and its representatives full and free access to and the right to inspect all of the properties, assets, premises, books and records, contracts and other documents and data related to the Companies; (b) furnish Purchaser and its representatives with such financial, operating and other data and information related to the Companies as Purchaser or any of its representatives may reasonably request; and (c) instruct the representatives of Shareholders and the Companies to cooperate with Purchaser in its investigation of the Companies. No investigation by Purchaser or other information received by Purchaser shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Shareholders or the Companies in this Agreement.

(c) Confidentiality; Public Announcements. From and after the Closing, Shareholders shall, and shall hold, and shall use his reasonable best efforts to cause his representatives to hold, in confidence any and all information, whether written or oral, concerning the Companies. If Shareholders or any of Shareholders’ Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of law, Shareholders shall promptly notify Purchaser in writing and shall disclose only that portion of such information which Shareholders is advised by its counsel in writing is legally required to be disclosed, provided that Shareholders shall use commercially reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. Purchaser shall pay the costs of complying with the provisions of this Section 9(c). Unless otherwise required by applicable federal securities laws, pending the Closing and payment of the Closing Cash Payment, none of the Parties shall make any public announcements of this Agreement or the transactions contemplated hereby.

(d) Consents and Approvals. Shareholders and Purchaser shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties whose Consent or approval to the transactions contemplated by this Agreement are required (including Consents and approvals from any Governmental Authorities).

(e) Maintenance of Accounting and Financial Records After Closing. As soon as commercially possible following the Closing, the Companies agrees to keep all accounting current with proof of expenditure, or supporting documents for all transactions. QuickBooks Online must be used to manage and maintain all records. Shareholders agrees to work with Purchaser and its representatives to provide all reports or documentation that may been necessary for Purchaser to consolidate the Companies’ financial statements with those of Purchaser in the time frame necessary to permit Purchaser to timely file its periodic and other reports with the SEC.

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(f) Maintenance of Books and Records After Closing. After the Closing, Shareholders and the Companies shall deliver to Purchaser copies of such company records of the Companies as Purchaser may reasonably request and which are in the possession or control of Shareholders or the Companies. the Companies and Purchaser further agree that after the Closing, each will have access, upon prior reasonable written request and at any reasonable time, during normal business hours, to the other’s officers and employees, and to the other’s books and records relating to the Companies and each shall have the right to make copies of such books and records; provided, however, that such access shall be solely for the purpose of enabling such Party to prepare financial statements and tax returns, respond to audit inquiries, and any litigation, claims, collection or arbitration matters related to the Companies or for such other business purposes as the Companies and Purchaser may mutually agree. For purposes of this Section 9(f), books and records shall not include employee personnel records, employee medical records, records subject to the attorney-client privilege and records the disclosure of which is prohibited or protected from disclosure by law. Neither the Companies nor Purchaser (nor any of their respective officers, directors, members, managers, employees, agents or representatives) shall destroy or discard any books and records relating to the Companies without first providing the other Party adequate opportunity to retrieve or copy such books and records.

(g) Employee-Related Matters. From and after the Closing Date, the Companies shall be solely responsible for any and all obligations and Liabilities related to its employees, including with regard to any health, welfare or other benefit programs. Purchaser shall not have any obligation or Liability with respect to any officer, director or employee of the Companies, except as specifically provided in the Employment Agreements. Notwithstanding the foregoing, for at least six months following the Closing Date, Purchaser shall, with respect to each employee of the Companies, cause each of the Companies to maintain such employee benefits and benefit levels which are, with respect to each employee, reasonably consistent with, in the aggregate, the benefits and benefit levels available to such employee of the Companies as of immediately prior to the Closing. Any employee of the Companies that remains employed by either of the Companies for longer than six months will be eligible to participate in standard employee benefit plans, which shall be commensurate with industry standard benefit plans and benefit plans offered to the employees of other companies owned or controlled by Purchaser or its Affiliates. For purposes of determining eligibility to participate, vesting and entitlement to benefits where length of service is relevant under the benefit plans of Purchaser or its Affiliates, Company employees shall receive service credit for service with the Company to the same extent such service credit was granted under the applicable employee benefit plans of the Company.

(h) Non-Competition; Non-Solicitation and Confidentiality.

(i) Non-Competition. For a period of three (3) years from and after the Closing (the “Restricted Period”), each of the Shareholders, on behalf of themselves and each of his and her Affiliates (sometimes referred to herein as the “Restricted Party”) agrees that they shall not and shall cause each of its Affiliates not to, without the prior written consent of Purchaser, compete with the Business of the Companies. The acquisition by the Shareholders or any of their Affiliates of any business or any interest in an Entity which is engaged, but is not primarily engaged, in a competing business, provided that the net revenues of the competing business in the fiscal year immediately preceding the acquisition did not exceed five percent of the aggregate net revenues of the Company, shall be exempt from the obligations under this Section 9(h)(i).

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(ii) Non-Solicitation. For a period of two years from and after the Closing, each of the Restricted Parties agrees that they shall not and they shall cause each of their Affiliates not to, without the prior written consent of Purchaser, solicit or cause to be solicited the employment of any Person who is employed by the Companies. Notwithstanding the foregoing, the restrictions on solicitation set forth in the immediately preceding sentence shall not prohibit the Restricted Parties from: (i) engaging in any solicitation directed at the public in general; (ii) engaging in other general solicitations of employment not specifically directed toward the employees of the Companies; (iii) soliciting any person who is referred to the Restricted Parties by search firms, employment agencies or other similar entities, provided that such entities have not been specifically instructed to solicit such person; or (iv) soliciting any person after such person’s employment with the Companies has ended.

(iii) Confidential Information. During the Restricted Period, all Parties shall keep secret and retain in strictest confidence, all confidential matters that relate to the Business, the Purchaser, the Companies or any of their respective Affiliates, including, but not limited to, with respect to each Party, “know how”, trade secrets, customer lists, supplier lists, details of consultant and employment Contracts, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, business acquisition plans, technical processes, designs and design projects, processes, inventions, software, source codes, object codes, systems documentation and research projects and other business affairs related to the Business (collectively “Confidential Information”), and shall not disclose Confidential Information of the other Parties to anyone outside of the Parties and their respective Affiliates and Representatives, provided, however, this covenant shall not apply to any information which is or becomes generally available to the public through no wrongful act of the disclosing Party or others. A Party may disclose Confidential Information if required to do so in any legally required government or securities filings, Legal Proceedings, subpoenas, civil investigative demands, other similar process or as otherwise required by Law; provided, that the disclosing Party (A) provides the Party whose Confidential Information is being disclosed with prompt notice of such required disclosure so that such Party may attempt to obtain a protective order, (B) cooperates with such Party, at such Party’s expense, in obtaining such protective order, and (C) only discloses that Confidential Information which it is absolutely required to disclose as advised by counsel.

(iv) Customers of the Business. During the Restricted Period, the Restricted Party shall not, directly or indirectly, persuade or attempt to persuade any customer or supplier or prospective customer or supplier of the Companies or the Purchaser (or any of their respective Affiliates) not to hire or do business with the Companies or the Purchaser (or any of its Affiliates) or any successor thereto.

(v) Remedies. If any Party breaches, or threatens to commit a breach of, any of the provisions of this Section9(h), the non-breaching Parties shall have the right to equitable relief, including, without limitation, temporary and permanent injunctive relief, without the requirement of posting any bond, in addition to, and not in lieu of, any other rights and remedies available to the non-breaching Parties under law or in equity.

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10. Survival. All of the representations and warranties contained in Section 7 and Section 8 shall survive the Closing hereunder for a period of twelve (12) months following the Closing Date (unless Purchaser knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing, in which event such warranty shall be deemed to expire at Closing and Purchaser shall be deemed to have waived any such misrepresentation or breach; provided that the representations and warranties set forth in Sections 7(a), 7(c), 7(n), 7(u), 8(a) and 8(f) shall survive the Closing hereunder until the expiration of the applicable statute of limitations.

11. Indemnification. This Section 11 sets forth the indemnification obligations of Shareholders and Purchaser.

(a) Shareholders’ Indemnification. The Shareholders shall indemnify and defend Purchaser and hold Purchaser harmless against and in respect of any and all losses, Liabilities, damages, obligations, claims, encumbrances, costs and expenses (including, without limitation, reasonable attorneys’ fees) (collectively, “Losses”) incurred by Purchaser or the Companies resulting from any breach of any representation, warranty, covenant or agreement made by Shareholders or the Companies herein or in any instrument or document delivered to Purchaser pursuant hereto.

(b) Purchaser’s Indemnification. The Purchaser shall indemnify and defend the Shareholders and hold the Shareholders harmless against and in respect of any and all Losses incurred by Shareholders resulting from any breach of any representation, warranty, covenant or agreement made by Purchaser herein or in any instrument or document delivered to Shareholders pursuant hereto.

(c) Indemnification Procedures.

(i) Any person making a claim for indemnification pursuant to this Section 11 (an “Indemnified Party”) must give the Party from whom indemnification is sought (an “Indemnifying Party”) written notice of such claim promptly after the Indemnified Party receives any written notice of any action, lawsuit, proceeding, investigation or other claim (a “Proceeding”) against or involving the Indemnified Party by a government entity or other third-party or otherwise discovers the liability, obligation or facts giving rise to such claim for indemnification (it being understood that any claim for indemnity pursuant must be made by notice given within the applicable survival period specified in Section 10). Such notice must contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss is known at such time).

(ii) The obligations of an Indemnifying Party under this this Section 11 with respect to Losses arising from claims of any third-party that are subject to the indemnification provided in this Section 11 shall be governed by and contingent upon the following additional terms and conditions:

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A. At its option an Indemnifying Party shall be entitled to assume control of the defense of any claim and may appoint as lead counsel of such defense any legal counsel selected by the Indemnifying Party.

B. Notwithstanding this Section 11(c)(ii)A, the Indemnified Party shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose; provided, however, that such employment shall be at the Indemnified Party’s own expense unless (a) the employment thereof has been specifically authorized by the Indemnifying Party in writing, or (b) the Indemnifying Party has failed to assume the defense and employ counsel (following written notice from the Indemnified Party), in which case the fees and expenses of the Indemnified Party’s counsel shall be paid by the Indemnifying Party.

C. The Indemnified Party shall not consent to the entry of any judgment or enter into any settlement with respect to any third-party claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to any third-party claim without the prior written consent of the Indemnified Party (such consent not to be withheld unreasonably) unless such judgment or settlement contains an unconditional release of the Indemnified Party.

(d) Limitations on Indemnification.

(i) No Party shall be obligated to indemnify another Party with respect to any Losses as to which a Party is otherwise entitled to assert any claim for indemnification unless and until the aggregate amount of the Losses for which claims may be made pursuant to the preceding sentence and attributable to the indemnified Party exceeds $150,000 (the “Basket Amount”); provided, however, that thereafter the Indemnifying Party shall indemnify the other for all such Losses in excess of the Basket Amount. Notwithstanding anything in this Agreement to the contrary, absent acts or omissions by Shareholders or the Companies constituting common law fraud, the maximum aggregate obligation of Shareholders, in the aggregate, pursuant to Section 11 shall not exceed the Purchase Price.

(ii) In calculating the amount of Losses suffered or incurred by a Party for which indemnification is sought hereunder there shall be deducted the amount of (i) any insurance paid or payable to such Party or otherwise inuring to the benefit of such Party as a result of any such loss, and (ii) any reduction in income taxes attributable to such Losses which directly or indirectly inures to the benefit of that Party for any tax year as a result of any such Loss.

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(iii) Except for the equitable remedies provided for in Section 9(h), The indemnification provisions contained in Section 11 shall be the sole and exclusive remedy and procedure for all claims for breach of any representation or warranty, or agreement contained herein or in any of the schedules or exhibits attached hereto other than a suit for specific performance.

(iv) Any amounts paid as indemnification hereunder shall be treated as an adjustment to the purchase price paid to Shareholders hereunder.

(e) Manner of Payment. Except for acts or omissions by Shareholders or the Companies constituting common law fraud, any indemnification obligations of Shareholders pursuant to this Section 11 shall be via the forfeiture of Class A Common Stock equal to the value of the Losses to be reimbursed pursuant to this Section 11. In the event of a finding by a court of competent jurisdiction from which no appeal can or has been taken that Shareholders or the Companies committed common law fraud, the payment of such indemnified amount shall be made first by a set off against the Purchase Notes and then in cash by Shareholders.

12. Further Assurances. Following the Closing, each of the Parties hereto shall execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

13. Termination. This Agreement may be terminated at any time prior to the Closing (a) by the mutual written consent of Purchaser and Shareholders or (b) by either Purchaser, on one hand, or Shareholders on the other hand, if (i) a breach of any provision of this Agreement has been committed by the other Party and such breach has not been cured within 30 days following receipt by the breaching Party of written notice of such breach. Upon termination, all further obligations of the Parties under this Agreement shall terminate without liability of any Party to the other Parties to this Agreement, except that no such termination shall relieve any Party from liability for any fraud or willful breach of this Agreement.

14. Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses (for the avoidance of doubt, Purchaser shall bear the cost of the audit). Notwithstanding the foregoing, the Companies shall bear the costs of its and Shareholders’ legal fees incurred in connection with this Agreement.

15. Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder (each, a “Notice”) shall be in writing and addressed to the Parties at the addresses set forth below (or to such other address that may be designated by the receiving Party from time to time in accordance with this section). All Notices shall be delivered by personal delivery, nationally recognized overnight courier (with all fees pre-paid), facsimile or e-mail of a PDF document (with confirmation of transmission) or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a Notice is effective only (i) upon receipt by the receiving Party, and (ii) if the Party giving the Notice has complied with the requirements of this Section.

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(a) If to Purchaser, to:

Boxlight Corporation

1045 Progress Circle

Lawrenceville, GA 30041

Attn: President

With a copy to (which shall not constitute notice):

Stephen A. Weiss, Esq.

CKR Law, LLP

1800 Century Park East, 14th floor

Los Angeles, CA 90067

(b) If to Shareholders or the Companies, to:

Qwizdom, Inc.

12617 Meridian

East Puyallup, WA 98373

Attn: Darin Beamish, President

With a copy to (which shall not constitute notice):

Eric S. Carlson, Esq.

Peterson Russell Kelly PLLC

10900 NE 4th Street, Suite 1850

Bellevue, WA 98004

16. Attorneys’ Fees. In the event that any Party hereto institutes any legal suit, action or proceeding, including arbitration, against another Party in respect of a matter arising out of or relating to this Agreement, the prevailing Party in the suit, action or proceeding shall be entitled to receive, in addition to all other damages to which it may be entitled, the costs incurred by such Party in conducting the suit, action or proceeding, including reasonable attorneys’ fees and expenses and court costs.

17. Entire Agreement. This Agreement, including its exhibits and schedules, constitutes the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

18. Successor and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. No Party may assign any of its rights or obligations hereunder without the prior written consent of the other Parties hereto, which consent shall not be unreasonably withheld or delayed.

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19. Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

20. Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party hereto. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

21. Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

22. Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Georgia without giving effect to any choice or conflict of law provision or rule (whether of the State of Georgia or any other jurisdiction). Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States or the courts of the State of Georgia in each case located in Fulton County, and each Party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of process, summons, notice or other document by mail to such Party’s address set forth herein shall be effective service of process for any suit, action or other proceeding brought in any such court. The Parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

23. Waiver of Jury Trial. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL ACTION, PROCEEDING, CAUSE OF ACTION, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, INCLUDING ANY EXHIBITS, SCHEDULES, AND APPENDICES ATTACHED TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) IT HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) IT MAKES THIS WAIVER KNOWINGLY AND VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

24. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first written above.

The Purchaser:

BOXLIGHT CORPORATION

By:
Name:	Michael Pope
Title:	President

The Companies:

QWIZDOM, INC.

By:
Name:	Darin Beamish
Title:	CEO and President

QWIZDOM UK LIMITED

By:
Name:	Darin Beamish
Title:	CEO and President

The Shareholders:

DARIN BEAMISH

SILVIA BEAMISH

ANNEX 1

DEFINITIONS

CERTAIN DEFINITIONS

For purposes of the Agreement (including the Exhibits:

Affiliate. “Affiliate” shall mean, with respect to any Person, any other Person that as of the date of the Agreement or as of any subsequent date, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

Business. “Business” shall mean the business engaged in by the Companies, which, through their software platforms, provide tools to communicate, teach, and learn more effectively through the use of technology. The Companies provide dynamic tools and materials that boost active engagement, provide instant results and simplify tracking performance data over time.

Business Day. “Business Day” shall mean any day, other than Saturday, Sunday or when national banks in New York, New York are closed for business.

Consent. “Consent” shall mean any approval, consent or authorization.

Contract. “Contract” shall mean any legally binding written or oral agreement or contract.

Damages. “Damages” shall mean any actual loss, damage, fee (including reasonable outside attorneys’ fees) or expense; provided, however, that in no event shall Damages include any special, indirect, incidental, consequential or punitive damages.

Encumbrance. “Encumbrance” means any mortgage, pledge, lien, encumbrance, charge, security interest, claim, right of first refusal, restriction, easement, option, or title defect of any kind, including any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction and including any lien or charge arising by statute or other laws, which secures the payment of a debt (including any Tax) or the performance of an obligation.

Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

Governmental Body. “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; or (b) federal, state, local, municipal, foreign or other government agency in the United States, the United Kingdom or elsewhere.

Indebtedness. “Indebtedness” shall mean, with respect to any Person, without duplication: (a) all obligations of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, debentures, line of credit note, senior note or similar instruments, or upon which interest payments are customarily made; (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the Ordinary Course of Business); (d) all obligations (including earn-out obligations) of such Person incurred, issued or assumed as the deferred purchase price of property or services purchased by such Person (other than trade debt and accrued expenses incurred in the ordinary course of business and due within one year of the incurrence thereof) which would appear as liabilities on a balance sheet of such Person; (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed; (f) the maximum amount of all letters of credit issued or bankers’ acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed); (g) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product plus any accrued interest thereon; (h) all obligations of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venture; and (i) obligations of such Person under non-compete agreements to the extent such obligations are quantifiable contingent obligations of such Person under generally accepted accounting principles.

Intellectual Property. “Intellectual Property.” shall mean all: (a) United States and foreign patents, patent applications, continuations, continuations-in-part, divisions, reissues, patent disclosures, inventions (whether or not patentable) and improvements thereto; (b) United States and foreign trademarks, service marks, logos, trade dress and trade names or other source-identifying designations or devices; (c) United States and foreign copyrights and design rights, whether registered or unregistered, and pending applications to register the same; (d) Internet domain names and registrations thereof; (e) confidential ideas, trade secrets, computer software, including source code, derivative works, moral rights, know-how, works-in-progress, concepts, methods, processes, inventions, invention disclosures, formulae, reports, data, customer lists, mailing lists, business plans or other proprietary information; and (f) any and all other intellectual property rights throughout the world.

Knowledge. Information shall be deemed to be known to or to the “knowledge” of the Shareholders if that information is actually known by any director or officer of the Companies. Information shall be deemed to be known or to the “knowledge” of the Purchaser if that information is actually known by any director, officer or manager of Purchaser.

Laws. “Laws” shall mean any federal, state or local law, statute, rule or regulation issued, enacted or promulgated by any Governmental Body.

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Legal Proceeding. “Legal Proceeding” shall mean any suit, litigation or legal proceeding commenced by or before any court or other Governmental Body or any arbitrator or arbitration panel.

Material Assets. “Material Assets” means any current, long-term, fixed, or intangible asset of the Companies, which: (a) has a fair market value in excess of Twenty-Five Thousand ($25,000) Dollars, or (b) (i) has generated, or is expected to generate, revenues or other income for the Company, or (ii) has enabled, or is expected to enable, the Company to receive a credit against, or to offset any, liabilities of the Company (including, without limitation, Tax liabilities), in excess of Twenty-Five Thousand ($25,000) Dollars during either the current fiscal year or the next fiscal year.

Made Available. A document or any information shall be deemed to have been “Made Available” if such document or information was either: (a) uploaded to the virtual data room prepared and maintained by a Selling Party in connection with the Agreement; or (b) was otherwise delivered to Purchaser or to any Representative of Purchaser.

Material Adverse Effect. A violation or other matter will be deemed to have a “Material Adverse Effect” if such violation or other matter would have a material adverse effect on the business, results of operations or financial condition of the applicable party, taken as a whole; provided, however, that none of the following shall be deemed either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there has been or would be, a Material Adverse Effect on the Companies: (a) any adverse effect resulting from or arising out of the announcement or pendency of this Agreement or the transactions contemplated hereby; (b) any adverse effect resulting from or arising out of general economic conditions; (c) any adverse effect resulting from or arising out of general conditions in the industries in which the Company operates to the extent that they do not disproportionately affect the Companies, taken as a whole; (d) any adverse effect resulting from any changes to Law; or (e) any adverse effect resulting from or arising out of any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof.

Material Agreement. “Material Agreement” shall mean any agreement, Contract or commitment pursuant to which the Company is obligated to spend or receive, in the aggregate, more than $25,000 during either the current fiscal year or the next fiscal year.

Ordinary Course of Business. “Ordinary Course of Business” shall mean a course of business that is in the ordinary course of the Companies’ Business and consistent with its past practices.

Person. “Person” shall mean any individual, Entity or Governmental Body.

Representatives. “Representatives” shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

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Subsidiary. “Subsidiary” shall mean, as to any Person, a corporation, partnership, limited partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, limited liability company, partnership, limited partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company, or any New Subsidiary.

Tax. “Tax” shall mean any tax (including any income tax, franchise tax, value-added tax, excise tax, transfer tax, sales tax, use tax, property tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

Tax Return. “Tax Return” shall mean any return, report, statement, schedule, form, election, or certificate filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

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EXHIBIT A

FORM OF Purchase Note

EXHIBIT B

FORM OF REGISTRATION RIGHTS Agreement

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EXHIBIT C

FORM OF EMPLOYMENTAgreementS

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